Exhibit 99.1

March 23, 2020

Dear Shareholder,

As you are aware, our primary focus since January of last year has been the assessment and execution of strategic alternatives to provide shareholder liquidity. Today, we are pleased to announce that we have successfully sold the two remaining seniors housing assets in our portfolio. As such, we are executing on our Plan of Liquidation and Dissolution approved by shareholders in September 2019 that includes paying liquidation-related costs and making a final, liquidating distribution to shareholders in short order.

Net Proceeds and Liquidating Distribution

The company sold its two seniors housing assets for approximately $48.85 million, which compares to an aggregate purchase price of approximately $45.70 million. Net sales proceeds after closing costs, repayment of related debt, prorations and other adjustments was approximately $42.10 million. Our board of directors approved the remaining funds to be used for a final liquidating distribution of $9.32 per share to shareholders.

As a shareholder of record as of March 19, 2020, you will receive this final liquidating distribution electronically or by check on or about March 24. For IRAs and other qualified accounts, the distribution will be sent to your custodian of record.

What’s Next?

The company expects to be dissolved by the end of March after final liquidating distributions are paid and reasonable provisions made for all known or likely liabilities, including post-closing obligations and liquidation-related expenses.

In January or February 2021, you will receive a Form 1099-DIV from CNL Healthcare Properties II or your broker-dealer that will reflect the final liquidating distribution. The difference between your liquidating distribution and your tax basis will generally be treated as a gain or loss and recognized in 2020 — the year received. Please note that this information is not to be construed as tax or legal advice. Because tax situations can vary widely, you are encouraged to consult with your tax advisor.

If you have questions related to your final liquidating distribution or transaction history for your CNL Healthcare Properties II shares, please contact CNL Client Services, 866-650-0650, option 3, or your financial professional.

Beginning June 1, 2020, upon request, CNL Client Services will be able to generate information to assist with calculating your 2020 cost basis. This data together with your 2020 Form 1099-DIV will give the tax ramification of the 2020 liquidating distribution you receive. Requests can be made by contacting CNL Client Services or your financial professional.

On behalf of the company’s board of directors and our entire management team, we are pleased to conclude our strategic alternatives and liquidation process, especially in the face of rapidly evolving and uncertain times. Thank you for your investment in CNL Healthcare Properties II.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial professional